Vermont Pure Holdings, Ltd. Announces Financial Results for its First
                     Fiscal Quarter Ending January 31, 2008

Watertown, CT - March 17, 2008: Vermont Pure Holdings, Ltd. (AMEX: VPS) announced its financial results for the first quarter of its fiscal year 2008 and that it will file these results on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the first quarter of fiscal year 2008 increased 7% to $16.4 million from $15.3 million for the comparable period a year ago. Gross profit also increased 7% in the first quarter of 2008 to $9.1 million from $8.6 million in the same quarter a year earlier. Gross margin for the quarter, as a percentage of sales, of 56% was unchanged from year to year. Net income increased 76% to $512,000 in the first quarter of fiscal year 2008 compared to $291,000 in the first quarter of fiscal year 2007.

"We are pleased were able to increase profitability in the first quarter as the cost of fuel and raw materials continued to increase and the competitive landscape continued to intensify," said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. "We plan to dedicate more resources to sales of our core products and improve operating efficiencies throughout the organization to sustain profitable growth throughout the year," Baker concluded.

Vermont Pure Holdings, Ltd. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water and purified with minerals added bottled water under the Crystal Rock(R) and the Vermont Pure(R) trademarks. It markets its bottled water brands, as well as coffee and other home and office refreshment products, to customers throughout New England and New York. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.

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                           VERMONT PURE HOLDINGS, LTD
                              Results of Operations

                                                            (Unaudited)
                                                        Three Months Ended:
                                                      -------------------------
                                                      January 31,   January 31,
                                                         2008           2007
                                                      -------------------------
(000's $)

Sales                                                  $16,385        $15,302

Income from operations                                 $ 1,546        $ 1,308

Net  Income                                            $   512        $   291

Basic net earnings per share                           $  0.02        $  0.01
Diluted net earnings per share                         $  0.02        $  0.01

Basic Wgt. Avg. Shares Out. (000's)                     21,614         21,618
Diluted Wgt Avg. Shares Out. (000's)                    21,614         21,618

Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.

Contact:
Peter Baker, CEO
860-945-0661 Ext. 3001

Bruce MacDonald, CFO
802-860-1126